Exhibit 99.1

Contact: John L. Spaid, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces Second Quarter 2025 Results

MURFREESBORO, Tenn. – (Wednesday, August 6, 2025) National Health Investors, Inc. (NYSE: NHI) announced today its results for the three and six months ended June 30, 2025.

CEO Comments

“We had another great quarter which exceeded our expectations. Given the strong quarterly results and continued good visibility into the second half of the year we are again raising our full year guidance and just announced an increase to our quarterly dividend,” said Eric Mendelsohn, NHI’s President and CEO.

“The outperformance was multi-faceted and driven by acquisitions completed in the first half of the year, excellent year-over-year SHOP growth and continued collections on deferral repayments. The balance sheet continues to be in great shape with net debt to adjusted EBITDA below our target range and over $750 million in liquidity and capital resources to continue executing on a healthy pipeline of deals.

We are excited to have recently transitioned seven properties to our SHOP portfolio in which we believe there is a significant organic growth opportunity. We are evaluating several SHOP portfolios, and we expect to announce additional SHOP acquisitions before the end of the next quarter. With multiple internal and external growth opportunities, a competitive cost of capital, and a favorable macro environment, we believe that NHI is well-positioned for several years of excellent growth,” concluded Mr. Mendelsohn.

Financial Results and Recent Events

•Net income attributable to common stockholders per diluted common share for the three months ended June 30, 2025 was $0.79 compared to $0.81 during the same period in the prior year. Net income attributable to common stockholders per diluted common share for the six months ended June 30, 2025 was $1.53 compared to $1.52 during the same period in the prior year. Net income attributable to common stockholders for the three and six months ended June 30, 2025 included approximately $1.3 million and $1.6 million, respectively, of proxy contest and related expenses for a proxy campaign associated with the Company’s 2025 annual stockholders meeting. Net income attributable to common stockholders for the six months ended June 30, 2025 included approximately $1.2 million in costs incurred related to a large SHOP transaction that did not materialize.

•National Association of Real Estate Investment Trusts (“NAREIT”) FFO per diluted common share for the three months ended June 30, 2025 was $1.19 compared to $1.18 during the same period in the prior year. NAREIT FFO per diluted common share for the six months ended June 30, 2025 was $2.34 compared to $2.27 during the same period in the prior year. NAREIT FFO for the three and six months ended June 30, 2025 included the $1.3 million and $1.6 million, respectively, of proxy contest and related expenses. NAREIT FFO for the six months ended June 30, 2025 included the $1.2 million of transaction costs.

•Normalized FFO per diluted common share for the three months ended June 30, 2025 was $1.22 compared to $1.18 during the same period in the prior year. Normalized FFO per diluted common share for the six months ended June 30, 2025 was $2.37 compared to $2.29 during the same period in the prior year. Normalized FFO for the six months ended June 30, 2025 included the $1.2 million of transaction costs.

•Normalized FAD for the three months ended June 30, 2025 was $56.0 million compared to $51.8 million during the same period in the prior year. Normalized FAD for the six months ended June 30, 2025 was $112.0 million compared to $102.8 million during the same period in the prior year.

NHI Reports Second Quarter 2025 Results

•Net income attributable to common stockholders, NAREIT FFO and Normalized FFO for the three and six months ended June 30, 2025 included approximately $1.5 million and $1.9 million, respectively, of gains from the Company’s equity method investment.

•Net income attributable to common stockholders, NAREIT FFO and Normalized FFO for the three and six months ended June 30, 2025 included approximately $1.4 million in net reductions of credit loss expense.

•Net income attributable to common stockholders, NAREIT FFO, Normalized FFO and Normalized FAD for the three and six months ended June 30, 2025 included approximately $1.9 million and $4.0 million, respectively, in the repayment of previously deferred rent and related interest.

•NHI is updating its 2025 full year guidance range which includes the following:

•NAREIT FFO per diluted common share to a range of $4.46 - $4.50 from $4.64 - $4.70;
•Normalized FFO per diluted common share to a range of $4.78 - $4.82 from $4.68 - $4.73; and
•Normalized FAD to a range of $227.9 million - $229.8 million from $223.8 million - $226.4 million.

A detailed schedule of the Company’s 2025 full year guidance range and the related assumptions is included in this press release.

Results for the three months ended June 30, 2025 compared to the same period in the prior year were impacted by the following:

•Rental income recognized from the Company’s tenants increased approximately $4.5 million, or 6.9%, primarily as a result of net new investments funded since June 2024. Rental income in the prior year quarter included a $2.5 million lump sum payment from a cash-basis tenant.

•Interest income and other increased approximately $0.4 million, or 6.1%, primarily due to new and existing loan fundings, net of paydowns on loans, since the end of the second quarter of 2024.

•Net operating income (“NOI”) from the Senior Housing Operating Portfolio (“SHOP”) segment, comprised of revenue from resident fees and services, less operating expenses, was approximately $3.8 million in the second quarter of 2025, which represented a $0.9 million, or 29.4%, increase over the same period in the prior year and was primarily due to increased revenue from higher occupancy levels and Revenue per Occupied Room (“RevPOR”).
•Legal expenses increased approximately $0.9 million primarily from costs incurred the second quarter of 2025 in connection with the transition of the real estate properties leased to Discovery into the SHOP segment which was completed on August 1, 2025.

•General and administrative costs increased approximately $1.3 million primarily due to higher salaries and benefits costs, including an increase in share-based compensation expense of approximately $0.4 million.

•Loan and realty (gains) losses, net, included a net gain of approximately $1.4 million for the three months ended June 30, 2025 compared to a net loss of approximately $1.1 million during the same period in the prior year. The current period included a reduction to the Company’s credit loss reserves of approximately $1.3 million, which is described in greater detail in “Portfolio Activity”. The prior year period included an impairment charge of $0.7 million on one property in the Real Estate Investments segment and an increase in the credit loss reserve of $0.5 million.

•Gains on sales of real estate properties, net, decreased $1.4 million, which was attributable to the disposition of two properties in the Real Estate Investments segment in the second quarter of 2024.

NHI Reports Second Quarter 2025 Results

Discovery Transition

Effective August 1, 2025, NHI terminated its triple-net master lease with Discovery Senior Living (“Discovery”) for five assisted living and memory care facilities and one independent living facility and concurrently transitioned the operations of the facilities to a new independent manager that will operate the facilities in exchange for the receipt of a management fee. The new arrangement is designed to comply with the requirements of the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”) and utilizes the Company’s taxable REIT subsidiary for activities that would otherwise be non-qualifying for REIT purposes. Upon completion of this transition, the properties, which had an aggregate net carrying value of approximately $125.7 million as of June 30, 2025, and their related operating results were reclassified into the SHOP segment.

Also, effective August 1, 2025, NHI terminated its triple-net lease with Discovery for an independent living facility and transitioned it into the existing SHOP venture with Discovery.

In the third quarter of 2025, NHI expects to record an aggregate $8.8 million reduction in rental income, which includes $12.1 million in write offs related to straight-line rent receivable outstanding as of June 30, 2025.

Portfolio Activity
During the quarter ended June 30, 2025, and as previously announced, the Company completed the following transactions:

•NHI acquired a portfolio of six memory care communities located in Nebraska. The aggregate purchase price was $63.5 million, including $0.3 million in closing costs. The portfolio of properties is leased pursuant to a 15-year triple-net master lease, which includes two five-year extension options and has an initial lease rate of 8.0% and fixed annual escalators of 2.0%.

•NHI entered into an agreement to fund up to $28.0 million on a construction loan for the development of an 84-unit assisted living and memory care facility to be located in Wyoming, Michigan and operated by Encore Senior Living. The loan agreement provides for an annual interest rate of 9.0%. As of June 30, 2025, no amounts had been drawn on the loan.

•NHI received $2.5 million in partial repayment of the principal on the mezzanine loan due from Senior Living Management, which had an original principal balance of $14.5 million and is classified as non-performing. This repayment resulted in a reduction to the credit loss reserve on this loan and to credit loss expense of approximately $1.3 million for the three and six months ended June 30, 2025.

Recent Pipeline Developments

•NHI currently has approximately $129.9 million of investment opportunities under Board approved signed Letters of Intent (“LOI”) with an average initial yield of approximately 8.0%. The signed LOIs include primarily sale leaseback investments and a loan with a purchase option in senior housing properties.

•In addition to the investments that have been Board approved, the Company is currently evaluating a pipeline of approximately $343.0 million of investments which include SHOP, sale-leaseback and loans with purchase options primarily for senior housing assets. The pipeline excludes portfolio deals.

Balance Sheet and Liquidity

As of June 30, 2025, the Company had $1.1 billion in net debt, including $378.0 million outstanding on its $700.0 million revolving credit facility.

During the second quarter of 2025, the Company repaid all remaining Fannie Mae outstanding principal and accrued interest of $75.7 million.

The Company has $315.8 million available under its at the market equity program, excluding proceeds raised under forward sale agreements, as of June 30, 2025.

NHI continues to maintain a strong financial profile, with a net debt to adjusted EBITDA ratio that at 3.9x is currently below the Company’s target range of 4.0x – 5.0x. NHI is in compliance with all debt covenants and has investment grade credit ratings from Moody’s, S&P Global, and Fitch Ratings.

NHI Reports Second Quarter 2025 Results

At the Market Equity Program

In the second quarter of 2025, the Company entered into at the market (“ATM”) forward sales agreements with a financial institution to sell shares of its common stock which mature in the second quarter of 2026. The Company sold approximately 1.3 million shares on a forward basis at a weighted average price of $71.41 per common share, net of sales agent fees, which totaled approximately $91.8 million. The Company did not receive any proceeds from the sale of shares of common stock by the forward purchasers at the time of the sale.

In the second quarter of 2025, the Company settled 0.8 million shares of common stock representing full settlement of the December 2024 and partial settlement of the March 2025 ATM forward sales agreements at a weighted average forward price of $74.71 per common share for proceeds of $58.0 million.

As of June 30, 2025, the Company had 1.4 million remaining shares of common stock available under ATM forward sales agreements representing aggregate net proceeds of $102.3 million at a weighted average price of $71.03 per common share.

NHI Reports Second Quarter 2025 Results

2025 Guidance

The Company’s guidance range for the full year 2025, including information on the underlying assumptions and timing of certain transactions, is set forth below (in millions, except per share amounts):

	2025 Guidance Range
	Low	High
Net income attributable to common stockholders	$132.9	$135.0

Adjustments to NAREIT FFO:
Depreciation, net[1]	76.9	76.9
Gains on sales, net, and impairments of real estate properties	(0.2)	(0.2)
NAREIT FFO attributable to common stockholders	209.6	211.7

Adjustments to Normalized FFO attributable to common stockholders:
Non-cash write-off of straight-line rent receivable	12.2	12.2
Other[2]	3.0	2.5
Normalized FFO attributable to common stockholders	224.8	226.4

Adjustments to FAD attributable to common stockholders:
Straight-line rent revenue and lease incentives amortization, net[1]	(2.7)	(2.7)
Equity method investment adjustments	(3.5)	(3.5)
Equity method investment non-refundable fees received	1.8	2.0
Non-cash share-based compensation expense	5.6	5.6
SHOP[1] and equity method investment recurring capital expenditures	(2.4)	(2.3)
Transaction costs	1.2	1.2
Other[3]	3.1	3.1
FAD attributable to common stockholders	$227.9	$229.8

Weighted average common shares outstanding - diluted	47.0	47.0

NAREIT FFO per diluted common share	$4.46	$4.50
Normalized FFO per diluted common share	$4.78	$4.82

1    Net of amounts attributable to noncontrolling interests
2     Includes proxy contest and related expenses of $1.6 million plus estimated loss on operations transfer
3    Includes credit loss expense, non-real estate depreciation, net, and amortization of debt issuance costs and discount

The Company’s guidance for the full year 2025 includes the following assumptions:

•$105 million in unidentified new investments at an initial average yield of 8.1%;
•Continued rent concessions, asset dispositions and loan repayments;
•Continued fulfillment of existing commitments;
•Same-store (15) SHOP NOI growth in a range of 13% - 16% year over year;
•$0.8 million in lower expected Discovery cash rent for the year, net of deferred rent recoveries;
•SHOP conversion NOI of $3.6 million - $3.7 million;
•Additional SHOP conversion routine capital expenditures of $0.5 million; and
•Continued collection of deferred rents.

In addition to the assumptions listed above, the Company’s guidance range is based on several other assumptions, many of which are outside the Company’s control and all of which are subject to change. The guidance range may change if actual results vary from these assumptions.

NHI Reports Second Quarter 2025 Results

Investor Conference Call and Webcast

NHI will host a conference call on Thursday, August 7, 2025, at 10:00 a.m. ET, to discuss second quarter results. The number to call for this interactive teleconference is (888) 506-0062, with the confirmation number 494218. The live broadcast of NHI’s second quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

About National Health Investors

Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale, leasebacks, joint-ventures, senior housing operating partnerships, and mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent living, assisted living and memory care communities, entrance-fee retirement communities, skilled nursing facilities and specialty hospitals. For more information, visit www.nhireit.com.

NHI Reports Second Quarter 2025 Results

Reconciliation of FFO, Normalized FFO and Normalized FAD
(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(unaudited)		(unaudited)
Net income attributable to common stockholders	$36,938	$35,227	$71,051	$66,142
Elimination of certain non-cash items in net income:
Real estate depreciation	19,477	17,276	38,241	34,585
Real estate depreciation related to noncontrolling interests	(414)	(411)	(827)	(822)
Gains on sales of real estate properties, net	(110)	(1,517)	(224)	(1,617)
Impairments of real estate properties	—	654	—	654
NAREIT FFO attributable to common stockholders	55,891	51,229	108,241	98,942
Non-cash write-off of straight-line rent receivable	—	—	—	786
Proxy contest and related expenses	1,308	—	1,572	—
Normalized FFO attributable to common stockholders	57,199	51,229	109,813	99,728
Non-cash rent revenue adjustments, net	(459)	(622)	(1,283)	(508)
Non-real estate depreciation, net	377	181	715	345
Amortization of debt issuance costs and discounts, net	940	873	1,914	1,694
Adjustments related to equity method investment, net	(1,907)	(847)	(2,587)	(1,359)
Recurring capital expenditures, net	(494)	(472)	(933)	(1,025)
Equity method investment non-refundable fees received	623	299	933	579
Notes receivable credit loss (benefit) expense	(1,393)	452	(1,407)	462
Non-cash share-based compensation expense	1,071	686	3,629	2,842
Transaction costs	—	—	1,164	—
Normalized FAD attributable to common stockholders	$55,957	$51,779	$111,958	$102,758

Basic:
Weighted average common shares outstanding	46,691,953	43,397,080	46,206,225	43,392,961
NAREIT FFO attributable to common stockholders per share	$1.20	$1.18	$2.34	$2.28
Normalized FFO attributable to common stockholders per share	$1.23	$1.18	$2.38	$2.30

Diluted:
Weighted average common shares outstanding	46,822,465	43,563,654	46,350,498	43,494,103
NAREIT FFO attributable to common stockholders per share	$1.19	$1.18	$2.34	$2.27
Normalized FFO attributable to common stockholders per share	$1.22	$1.18	$2.37	$2.29

NHI Reports Second Quarter 2025 Results

The following table reconciles NOI to net income, the most directly comparable GAAP financial measure ($ in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(unaudited)		(unaudited)
Net income	$36,689	$34,952	$70,506	$65,610
Gains from equity method investment	(1,524)	(236)	(1,939)	(402)
Gains on sales of real estate properties, net	(110)	(1,517)	(224)	(1,617)
Loan and realty (gains) losses, net	(1,393)	1,106	(1,407)	1,116
General and administrative	6,125	4,870	12,954	10,510
Proxy contest and related expenses	1,308	—	1,572	—
Franchise, excise and other taxes	243	47	512	(139)
Legal	1,095	165	2,521	400
Interest	15,001	14,854	29,338	29,723
Depreciation	19,918	17,490	39,075	34,995
Total NOI	$77,352	$71,731	$152,908	$140,196

NOI by segment:
Real Estate Investments	$73,496	$68,702	$145,924	$134,097
SHOP	3,821	2,953	6,907	5,894
Non-segment / corporate	35	76	77	205
Total NOI	$77,352	$71,731	$152,908	$140,196

See the accompanying notes to the reconciliations of FFO, Normalized FFO, Normalized FAD and NOI.

NHI Reports Second Quarter 2025 Results

Notes to the Reconciliations of FFO, Normalized FFO, Normalized FAD and NOI

These supplemental performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our Funds From Operations (“FFO”), Normalized FFO, Normalized Funds Available for Distribution (“FAD”) and Net Operating Income (“NOI”) may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these performance measures, caution should be exercised when comparing our FFO, Normalized FFO, Normalized FAD and NOI to that of other REITs. These performance measures do not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) as they exclude the changes in operating assets and liabilities, and therefore should not be considered an alternative to net income as an indication of performance or to net cash flows from operating activities as determined in accordance with GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by the Company, is net income attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses on sales of real estate properties, impairments of real estate properties, and real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing the Company’s FFO to that of other REITs. FFO per diluted common share assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the realizable value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of Normalized FFO, Normalized FAD excludes the impact of any straight-line rent revenue, amortization of the original issue discount on our senior unsecured notes, amortization of debt issuance costs, non-cash share-based compensation expense, as well as certain non-cash items related to our equity method investment.

Normalized FAD is an important supplemental performance measure for a REIT and a useful measure of liquidity as an indicator of our ability to distribute dividends to our stockholders. GAAP requires a lessor to recognize contractual lease payments as income on a straight-line basis over the expected term of the lease. This straight-line rent adjustment has the effect of reporting rental income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings. The Company also adjusts Normalized FAD for the net change in its credit loss reserves, non-cash share-based compensation expense, senior housing portfolio capital expenditures as well as certain non-cash items related to equity method investments, such as straight-line lease expense and amortization of purchase accounting adjustments.

Net Operating Income

NOI is a non-GAAP supplemental financial measure used to evaluate the operating performance of real estate. NOI is defined as total revenues, less tenant reimbursements and property operating expenses. The Company believes NOI provides investors relevant and useful information as it measures the operating performance of the Company’s real estate properties at the property level on an unleveraged basis. The Company uses NOI to make decisions about resource allocations and to assess the property level performance of its real estate properties.

NHI Reports Second Quarter 2025 Results

Condensed Consolidated Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(unaudited)		(unaudited)
Revenues:
Rental income	$70,270	$65,760	$139,136	$127,947
Resident fees and services	14,217	13,390	28,156	26,645
Interest income and other	6,175	5,820	12,666	11,890
Total revenues	90,662	84,970	179,958	166,482
Expenses:
Depreciation	19,918	17,490	39,075	34,995
Interest	15,001	14,854	29,338	29,723
Senior housing operating expenses	10,396	10,437	21,249	20,751
Legal	1,095	165	2,521	400
Franchise, excise and other taxes	243	47	512	(139)
General and administrative	6,125	4,870	12,954	10,510
Proxy contest and related expenses	1,308	—	1,572	—
Taxes and insurance on leased properties	2,914	2,802	5,801	5,535
Loan and realty (gains) losses, net	(1,393)	1,106	(1,407)	1,116
Total expenses	55,607	51,771	111,615	102,891
Gains on sales of real estate properties, net	110	1,517	224	1,617
Gains from equity method investment	1,524	236	1,939	402
Net income	36,689	34,952	70,506	65,610
Add: Net loss attributable to noncontrolling interests	298	304	646	593
Net income attributable to stockholders	36,987	35,256	71,152	66,203
Less: Net income attributable to unvested restricted
stock awards	(49)	(29)	(101)	(61)
Net income attributable to common stockholders	$36,938	$35,227	$71,051	$66,142

Weighted average common shares outstanding:
Basic	46,691,953	43,397,080	46,206,225	43,392,961
Diluted	46,822,465	43,563,654	46,350,498	43,494,103

Earnings per share - basic	$0.79	$0.81	$1.54	$1.52
Earnings per share - diluted	$0.79	$0.81	$1.53	$1.52

NHI Reports Second Quarter 2025 Results

Selected Condensed Consolidated Balance Sheet Data
($ in thousands)

	June 30,	December 31,
	2025	2024
	(unaudited)
Real estate properties, net	$2,316,452	$2,211,253
Mortgage and other notes receivable, net	252,939	268,926
Cash and cash equivalents	18,640	24,289
Straight-line rent receivable	89,097	87,150
Other assets, net	18,831	22,753
Debt, net	1,118,835	1,146,041
National Health Investors, Inc. stockholders’ equity	1,479,645	1,366,475

NHI Reports Second Quarter 2025 Results

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “should”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, “projects”, “likely” and other similar expressions are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the operating success of our tenants, managers and borrowers for collection of our lease and interest income; the risk that our tenants, managers and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to the concentration of a significant percentage of our portfolio to a small number of tenants; risks associated with pandemics, epidemics or outbreaks on our operators’ business and results of operations; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that changes to laws, regulations and reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants, managers and borrowers may be adversely affected by increased liability claims and liability insurance costs; the risk that we may not be fully indemnified by our tenants, managers and borrowers against future litigation; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests; risks related to our joint venture investment with Life Care Services for Timber Ridge; inflation and increased interest rates; adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults, or non-performance by financial institutions; operational risks with respect to our SHOP structured communities; risks related to our ability to maintain the privacy and security of Company information; risks related to environmental laws and the costs associated with liabilities related to hazardous substances; the risk of damage from catastrophic weather and other natural or man-made disasters and the physical effects of climate change; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; competition for acquisitions may result in increased prices for properties; our ability to retain our management team and other personnel and attract suitable replacements should any such personnel leave; the risk that our assets may be subject to impairment charges; risks related to our ability to raise capital through equity sales; the potential need to refinance existing debt or incur additional debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations; downgrades in our credit ratings could have a material adverse effect on our cost and availability of capital; we rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or meet maturing commitments; our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; our ability to pay dividends in the future; disruptions to the management and operations of our business and the uncertainties caused by activist investors; adverse economic effects from international trade disputes (including threatened or implemented tariffs imposed by the U.S. and threatened or implemented tariffs imposed by foreign countries in retaliation) or similar events impacting economic activity; legislative, regulatory, or administrative changes; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust and other risks which are described under the heading “Risk Factors” in Item 1A in our Form 10-K for the year ended December 31, 2024 and under the heading “Risk Factors” in Item 1A in our Form 10-Q for the quarter ended June 30, 2025. Many of these factors are beyond the control of the Company and its management. The Company assumes no obligation to update any of the foregoing or any other forward-looking statements, except as required by law, and these statements speak only as of the date on which they are made. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information in the above referenced Form 10-K and Form 10-Q. Copies of these filings are available at no cost on the SEC’s web site at https://www.sec.gov or on NHI’s web site at www.nhireit.com.